U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 23, 2008
Citigroup Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9924 (Commission File Number)	52-1568099 (IRS Employer Identification No.)

399 Park Avenue, New York, New York (Address of principal executive offices)	10043 (Zip Code)
(212) 559-1000
(Registrant’s telephone number,
including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CITIGROUP INC.
Current Report on Form 8-K
Item 1.01 Entry into a Material Definitive Agreement; Item 3.02 Unregistered Sales of Equity Securities.
     On November 24, 2008, Citigroup Inc. announced it reached an agreement with the U.S. Treasury, the Federal Reserve Board and the Federal Deposit Insurance Corporation to add $40 billion of capital benefit to Citigroup through a government guarantee on $306 billion of its assets and through the issuance of preferred stock and a warrant.
The agreement includes the following terms and conditions:
•	The U.S. Treasury will invest $20 billion in Citi preferred stock under the Troubled Asset Relief Program.

•	Citi will issue an incremental $7 billion in preferred stock to the U.S. Treasury and the FDIC as payment for a government guarantee on $306 billion of securities, loans, and commitments backed by residential and commercial real estate and other assets.

•	Citi will assume any losses on the $306 billion portfolio up to $29 billion on a pre-tax basis (in addition to Citi’s existing reserves); the government entities will assume 90% of any losses above that level and Citi will assume the balance.

•	As a result of the asset guarantee, the $306 billion portfolio will have a new risk weighting of 20%.

•	Citi will issue a warrant to the U.S. Treasury for approximately 254 million shares of the company’s common stock at a strike price of $10.61.

•	Citi has agreed not to pay a quarterly common stock dividend exceeding $0.01 (one cent) per share for three years effective on the next quarterly common stock dividend payment.

•	An executive compensation plan, including bonuses, that rewards long-term performance and profitability, with appropriate limitations, must be submitted to, and approved by, the U.S. government.
     A copy of the press release announcing the agreement described above is being filed as Exhibit 99.1 to this Form 8-K. A summary of the terms of the eligible asset guarantee, the preferred stock and the warrant is being filed as Exhibit 10.1 to this Form 8-K. Both exhibits are incorporated by reference herein in their entirety.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number
10.1	Summary of Terms, dated November 23, 2008.

99.1	Press Release, dated November 24, 2008, issued by Citigroup Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIGROUP INC.

Dated: November 26, 2008
	By:	/s/ Michael S. Helfer Name: Michael S. Helfer
Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number
10.1	Summary of Terms, dated November 23, 2008.

99.1	Press Release, dated November 24, 2008, issued by Citigroup Inc.